EXHIBIT 10.1

Execution Copy

AMENDED AND RESTATED

ASSETS PURCHASE AGREEMENT

This AMENDED AND RESTATED ASSETS PURCHASE AGREEMENT (“Agreement”) is made as of the 26th day of September, 2005, by and among (i) PAPA JOHN’S USA, INC., a Kentucky corporation (“PJUSA”) and PAPA JOHN’S INTERNATIONAL, INC., a Delaware corporation (“Papa John’s”) (PJUSA and Papa John’s sometimes referred to collectively as the “Sellers”); and (ii) PJCOMN ACQUISITION CORPORATION, a Delaware corporation (“Buyer”).  Buyer and Sellers are sometimes individually or collectively referred to herein as a “Party” or the “Parties”.

Recitals:

A.                                    Sellers and Buyer entered into the Assets Purchase Agreement dated August 12, 2005 (the “Prior Agreement”) and now Sellers and Buyer desire to amend and restate the Prior Agreement by entering into this Agreement, and for this Agreement to supercede the Prior Agreement.

B.                                    Sellers own and operate Eighty-five (85) Papa John’s Pizza stores described more particularly in Exhibit A attached hereto (all of the foregoing stores referred to herein as the “Stores” and the operation of the retail restaurant businesses with respect to the Stores being referred to herein as the “Business”).

C.                                    Sellers desires to sell and convey to Buyer, and Buyer desires to purchase and acquire from Sellers, free and clear of all Security Interests (as defined herein), all of Sellers’ right, title, and interest in and to certain assets of Sellers relating to the Stores and necessary for the operation of the Business as presently conducted and as set forth herein but specifically excluding certain assets as provided herein.

Agreement:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                      Purchase and Sale.

(a)                                  Acquired Assets.  Upon the terms and subject to the conditions set forth herein, Sellers hereby agree to sell, transfer, convey, assign and deliver to Buyer at the Closing, and Buyer hereby agrees to purchase and acquire from Sellers at the Closing, free and clear of all Security Interests (as defined below), all of Sellers’ right, title and interest in and to certain assets of Sellers which are all of the assets required to operate the Stores and Business as presently conducted and are in such amount, quality and specifications required to operate the Stores in compliance with all Papa John’s current specifications and standards (the “Acquired Assets”):

As used in this Agreement, “Security Interests” means any mortgage, pledge, assessment, security interest, lien, liability, obligation, option, restriction, adverse claim or other encumbrance or debt of any kind or nature, other than (i) such as shall be included in the Assumed Liabilities (as defined herein), and (ii) such as shall have been created by the terms of the Leases, the Licenses or the Assigned Contracts validly transferred by Sellers to Buyer in accordance with this Agreement.

(i)                                    all machinery, equipment, signage, smallwares, telephone systems, computers (including — to the extent owned by Sellers —  laptops, desktops, PDAs, cellular telephones and Blackberry devices currently used by any personnel directly associated with the Stores or the operation of the Business), computer systems, software and data licenses (exclusive of Sellers’ proprietary software and data relating to Papa John’s franchised system generally to be made available to Buyer pursuant to the Franchise Agreement(s), as hereinafter defined), furniture, fixtures and all other tangible personal property owned by either Seller and located in the Stores, including, without limitation, the personal property listed on Schedule 1(a)(i) of the Disclosure Schedules (as defined in Section 6 of this Agreement) by Sellers and also including (to the extent assignable) all warranties and guaranties, express or implied, relating thereto;

(ii)                                Sellers’ right, title and interest in and to the Leased Real Property (as defined in Section 6(f) hereof) for the Stores pursuant to and as more fully described in the Leases (as defined in Section 6(f) hereof).  As of the Closing Date, Sellers shall have obtained all of the required Third Party Consents (as defined in Section 6(k)(2) of this Agreement) to validly assign and transfer the Leases for the Leased Real Property to Buyer;

(iii)                            all licenses, permits or franchises listed on Schedule 1(a)(iii) of the Disclosure Schedules which are all of the licenses, permits or franchises necessary to operate the Stores and Business as presently conducted issued by any Governmental Entity (as defined below) to either Seller and relating to the operations of the Business (collectively, the “Licenses”) to the extent they are transferable (for purposes of this Agreement, “Governmental Entity” means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency).  As of the Closing Date, Sellers shall have received the required Third Party Consents necessary to assign and validly transfer the Licenses to Buyer, except where the failure to obtain such Third Party Consent would not have a Business Material Adverse Effect;

(iv)                               the rights under all contracts or agreements to which either Seller is a party listed in
Schedule 6(g) of the Disclosure Schedules and which are designated as Assigned Contracts (as defined in Section 6(g) hereof) which are all of the contracts or agreements necessary to operate the Stores and Business as presently conducted.  As of the Closing Date, Sellers shall have received the required Third Party Consents necessary to assign and validly transfer the Assigned Contracts to Buyer, except where the failure to obtain such consent would not have a Business Material Adverse Effect;

(v)                                   all telephone and facsimile numbers;

(vi)                               all Stores’ inventory (including all materials and supplies), uniforms, signs, advertising and marketing materials located in the Stores and listed in Schedule 1(a)(vi) of the Disclosure Schedules which inventory is in such amount, quality and specifications required to operate the Stores in compliance with all Papa John’s current specifications and standards (but excluding Sellers’ respective proprietary rights in trademarks, tradenames, trade dress, copyrights or other intellectual property, the use of which by Buyer following the Closing are to be governed by the Franchise Agreement(s));

(vii)                           cash of $500 per Store to be in the drawers on the Closing Date (“Till Cash”) which Till Cash is the amount of cash currently on hand in each Store and is an amount sufficient to operate the Stores and the Business as presently conducted; and

(viii)                       all prepaid expenses, deposits, claims for refunds after the Closing Date and rights to offset associated with the Acquired Assets or the Business; and

(ix)                              Sellers’ respective rights, claims, causes of action and defenses arising under or pursuant to the Leases, the Licenses and the Assigned Contracts, or relating to the Leased Real Property (or the Fee Properties), in each case relating to or connected with any party’s performance or non-performance thereof or any other event, circumstance, action or omission occurring thereunder or thereon at any time prior to the Closing, including without limitation, arising out of any breach, default or actionable misconduct by any other party to the Leases, the Licenses or the Assigned Contracts prior to the Closing.

This Agreement shall not constitute an agreement or attempted agreement to transfer, sublease, sublicense or assign any privilege, right or interest in any Lease, License or Assigned Contract or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the required Third Party Consent would constitute a breach or violation thereof or affect adversely the rights of Sellers or Buyer thereunder.  If a Third Party Consent which is required in order to assign any interest is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Sellers to convey their interest to Buyer, Sellers shall cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive Sellers’ entire interest in the benefits under any such Lease as provided in Section 8(d), License or Assigned Contract, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Sellers against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided, however, that if Buyer is unable to receive the benefit of any Lease via assignment, sublease or otherwise as provided above, such Lease will be excluded from the

Acquired Assets and Buyer shall have nine (9) months to designate an alternate site within the same trade area as a replacement (“Replacement Store”).  Subject to it meeting Papa John’s standard criteria, Sellers shall at Sellers’ expense cause the necessary leasehold improvements to be constructed in the Replacement Store and Buyer may transfer, at Sellers’ sole cost and expense, the equipment and signage from the prior site.  Sellers shall also pay $10,000 to Buyer not less than 20 days prior to the scheduled opening date of the Replacement Store.  Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any liability or encumbrance in respect thereof other than as set forth in this Agreement.

(b)                                  Excluded Assets.  Notwithstanding anything listed above, the following assets are expressly excluded from the definition of Acquired Assets:

(i)                                    all intellectual property rights in and to the software developed by or at the direction of Sellers, including the PROFIT system, OARS, Tool Kit;

(ii)                                all assets and rights, tangible and intangible, real, personal and mixed of Sellers not expressly listed in Subsection (a) above;

(iii)                            all cash (except Till Cash in the amounts described in subclause (a)(vii) above) and receivables due in the ordinary course of business (including from credit cards) prior to the Closing Date;

(iv)                               Subject to the “Cross Option Agreement” substantially in the form attached hereto as Exhibit I (the “Cross Option Agreement”), the real property for the eight land parcels owned by Sellers and described (as to tax lot and block number, and metes and bounds) on Exhibit B hereto (the “Land”) together with Sellers’ respective interests (if any) in (A) any strips and gores adjacent to the Land and any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, adjacent to or adjoining the Land, to the center line thereof and (B) any easements, rights, privileges and appurtenances belonging or in any way pertaining to the Land and (C) all improvements on or pertaining to the Land (each parcel of the Land, together with all of the foregoing being herein referred to as a “Fee Property” and all parcels collectively as the “Fee Properties”);

(v)                                   the lease rights and leasehold improvements for the following locations which the Parties agree shall continue to be operated as Papa John’s restaurants pursuant to a separate Contingent Store Agreement between Sellers and Buyer in the form of Exhibit C (the “Contingent Store Agreement”) to be executed on the Closing Date (hereinafter the “Contingent Stores”):

(a)                                  Store No. 993, 8065 Brooklyn Blvd, Brooklyn Park, MN 55445

(b)                                 Store No. 1041, 4250 Colfax, Denver, CO 80204

(c)                                  Store No. 1053, 1100 Ken Pratt Blvd, Longmont, CO 80501

(d)                                 Store No. 1372, 7973 Wedgewood Lane N, Maple Grove, MN 55369

(e)                                  Store No. 1459, 5609 N. Academy Blvd, Colorado Springs, CO 80918

(f)                                    Store No. 2083, 11456 Market Place Drive N, Champlin, MN 55316

(g)                                 Store No. 2702, 17121 South Golden Road, Golden, CO 80401

(h)                                 Store No. 2708, 7280 Lagae Road, Castle Rock, CO 80108

(i)                                     Store No. 2709, 5135 Chambers Road, Denver, CO 80239; and

(vi)                               the lease rights for Store No. 1480, 1148 W. Dillon Road, Louisville, CO 80027.

2.                                      Assumed Liabilities.  Sellers shall transfer the Acquired Assets to Buyer on the Closing Date free and clear of all Security Interests and Buyer shall not, by virtue of its purchase of the Acquired Assets, assume or become responsible for any debts, liabilities, obligations or encumbrances of Sellers or of any other person relating to the Acquired Assets, incurred prior to the Closing Date.  The only debts, liabilities, obligations or encumbrances of any nature of Sellers being assumed by Buyer (the “Assumed Liabilities”) are (a) the obligations of Sellers under the terms of the Leases, Licenses and Assigned Contracts arising after the Closing Date in the ordinary course provided, that such Leases, Licenses and Assigned Contracts have been assigned and validly transferred to Buyer, (b) the obligations of Sellers for telephone listings for the Stores arising after the Closing Date, and (c) the prorated share of personal and real property taxes for the Leased Properties and Fee Properties for periods after the Closing Date, or for periods after the Fee Property Closing Date with respect to the Fee Properties purchased pursuant to the Cross Option Agreement, except to the extent any such taxes have previously been pre-paid by Sellers.

All other liabilities of Sellers or related to the Stores or the Business (whether known or unknown) shall remain obligations of Sellers (the “Excluded Liabilities”).  Except for the Assumed Liabilities, Buyer shall not assume or be liable for, and does not undertake to attempt to, assume or discharge, any Security Interest or any other payment obligation, performance obligation, contingency or liability, whether fixed, contingent, liquidated, unliquidated, matured, unmatured, asserted or unasserted, of either Seller whether or not relating to the Stores or the Business including, without limitation, Sellers’ liabilities with respect to:

(i)                                    any obligation for borrowed money or any debt of any kind now or hereafter;

(ii)                                any obligation arising out of or relating to the operation of the Stores or the Business other than the Assumed Liabilities;

(iii)                            any obligation under any Lease, License (including license transfer fees arising from the transactions contemplated hereby) or Assigned Contract assumed by Buyer which arises after the Closing Date but which arises out of or relates to any action or inaction of Sellers occurring prior to the Closing Date or to Sellers breach of any Lease, License or Assigned Contract prior to the Closing Date;

(iv)                               any obligation for Taxes (as defined below) for periods ending prior to the Closing Date whether or not due as of the Closing Date (or with respect to the Fee Properties for periods ending on the Fee Property Closing Date whether or not due as of the Fee Property Closing Date for the Fee Properties), including (i) any Taxes arising as a result of Sellers’ operation of the Stores, the Business or ownership of the Acquired Assets or Fee Properties, (ii) any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement or the Fee Properties pursuant to the Cross Option Agreement that are attributed to Sellers and (iii) any deferred Taxes of any nature. For purposes of this Agreement, “Taxes” means all taxes however denominated imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, including all net income, alternative or add-on minimum taxes, gross income, gross receipts, sales, use, goods and services, capital, production, transfer, ad valorem, earnings, franchise, profits, license, withholding (including all obligations to withhold or collect for Taxes imposed on others), payroll, disability, employer health, employment, excise, estimated, severance, stamp, occupation, premium, property, environmental, excess profit or windfall profit taxes, custom duty, value added or other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with any interest and any penalties or additions to tax;

(v)                                   any obligation to any current or former employees including, without limitation, payroll, vacation, sick leave, worker’s compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind;

(vi)                               any employment, severance, retention, termination or similar agreement with any current or former employee of Sellers, any obligation of Sellers to indemnify, reimburse or advance amounts to any officer, director, employee or agent of such Seller, or to any third party or otherwise;

(vii)                           any obligation for Sellers’ accounts payable related to the Stores or the Business prior to the Closing Date;

(viii)                       any obligation for trade accounts payable prior to the Closing Date;

(ix)                              any obligation to distribute to any of Sellers’ stockholders or otherwise apply all or any part of the consideration received hereunder;

(x)                                  any obligation arising out of any legal proceeding finally adjudicated, pending or threatened as of the Closing Date, whether or not set forth in the Disclosure Schedules;

(xi)                              any obligation arising out of any legal proceeding commenced after the Closing Date and arising out of, or relating to, any occurrence or event happening prior to the Closing Date;

(xii)                          any obligation arising out of or resulting from Sellers’ non-compliance with any legal requirement or order of any Governmental Entity;

(xiii)                      any obligation under this Agreement or any other document executed in connection with the transactions contemplated hereby;

(xiv)                         any obligation based upon Sellers’ acts or omissions occurring after the Closing Date; or

(xv)                             any obligation for insurance claims arising out of or that relate to any act, omission, occurrence or event happening prior to the Closing Date, regardless when such claim is made.

3.                                      Purchase Price; Deposit.

(a)                                  Purchase Price.  The purchase price to be delivered by Buyer to Sellers for the Acquired Assets shall be $6,473,000 (the “Purchase Price”).  The Purchase Price shall consist of (i) the Deposit (as defined in Section 3(b)); and (ii) $6,223,000 in cash (the “Closing Date Cash Payment”).

(b)                                  Deposit.  Buyer shall tender to Sellers an earnest-money deposit of $250,000 upon execution of this Agreement (“Deposit”).  Such Deposit shall be credited against the Purchase Price.  In the event the transactions contemplated by this Agreement do not close in accordance with the terms hereof, the Deposit shall be refunded to Buyer only if the failure to close is due to (a) a decision by Sellers to not proceed for any reason other than a breach or default by Buyer under this Agreement, or (b) Sellers’ noncompliance, breach or default under this Agreement or any of the Ancillary Agreements or (c) Sellers’ failure to meet the applicable conditions precedent to Closing or to fulfill Sellers’ deliveries and actions at Closing, as provided in Section 9 or Section 10, as applicable.

4.                                      Allocation of Purchase Price.  The Purchase Price shall be allocated in accordance with Schedule 4.1 attached hereto.  The Parties shall prepare for filing all returns, declarations, reports, estimates, information returns and statements required to be filed or sent by such Party to any applicable taxing authority with respect to the transactions contemplated by this Agreement in a manner consistent with such allocation.  The Parties agree to provide the other Party, for the purpose of preparing such returns, with such information and other documents filed by such other Party as each may reasonably require within 60 days of the Allocation Date.

5.                                      (a)                                  Closing.  The closing of the transactions contemplated herein (the “Closing”) shall occur on September 26, 2005, or at such other date and time as the Parties mutually agree subject to the satisfaction or waiver of the conditions precedent set forth in Section 9.  The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date”.  Title and risk of loss to the Acquired Assets (other than the Fee Properties) shall pass to Buyer effective as of 12:01 a.m. on the Closing Date, regardless of the actual time of the Closing (the “Effective Time”).  The title and risk of loss to a Fee Property shall transfer to Buyer, or its assignee, effective as of 3:00 a.m. the day of the transfer of the Fee Properties to Buyer in accordance with the Cross Option Agreement and the Special Warranty Deed (“Fee Property Closing Date”). Possession of and title to the Acquired Assets and the premises of the Stores, including the Leased Properties, the Fee Properties, all keys thereto, and the combinations to any safes, shall be delivered to Buyer at the time the actual Closing is conducted.  The Closing shall be conducted by courier exchange of executed closing documents, or in such other manner as the Parties mutually agree.   At the Closing or, where noted, the Fee Property Closing Date:

(i)                                    Sellers shall cause to be delivered to Buyer the certificate required to be delivered under Section 9(a)(iv);

(ii)                                Buyer shall cause to be delivered to Sellers the certificate required to be delivered under Section 9(b)(iv);

(iii)                            the relevant Seller(s) shall execute and deliver a Bill of Sale and Assignment in the form attached as Exhibit D;

(iv)                               on the Fee Property Closing Date, the relevant Seller(s) shall execute Special Warranty Deeds in the form attached to the Cross Option Agreement (“Special Warranty Deeds”);

(v)                                   Buyer and Sellers shall execute and deliver the Accounting Services Agreement in the form attached hereto as Exhibit H (the “Accounting Services Agreement”) and the Contingent Store Agreement;

(vi)                               on the Closing Date and/or the Fee Property Closing Date, as applicable, the relevant Seller(s) and Buyer shall execute and deliver such other instruments of conveyance as the others may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of title to the Acquired Assets and the Fee Properties in the manner contemplated in this Agreement and the Cross Option Agreement;

(vii)                           the relevant Seller(s) shall execute and deliver to Buyer an Assignment and Assumption Agreement providing for the transfer of the Leases, Licenses and Assigned Contracts in the form attached hereto as Exhibit J (the “Assignment Agreement”).

(viii)                       Sellers shall supply the Assignment Consent and Estoppel Certificate in the form annexed hereto as Exhibit E (the “Landlord Consent and Estoppel Certificate”), duly signed by the landlord under each of the Leases (with such changes to that form as shall have been approved by the Parties hereto); and evidencing said landlord’s consent to the assignment of its Lease by Sellers to Buyer (or an alternate arrangement as provided in Section 8(d) or as set forth in the last paragraph of Section 1(a));

(ix)                              Buyer and Sellers shall enter into “Leases” (as defined below) for each of the Fee Properties;

(x)                                  Buyer and Sellers shall enter into the Cross Option Agreement;

(xi)                              Buyer and the relevant Seller(s) shall execute and deliver such other instruments as Sellers may reasonably request in order to effect the assumption by Buyer of the Assumed Liabilities;

(xii)                          Sellers shall deliver to Buyer, or otherwise put Buyer in possession and control of, all of the Acquired Assets of a tangible nature owned by Sellers; and

(xiii)                      Buyer and Papa John’s shall execute and deliver the Development Agreement in the form attached hereto as Exhibit F (the “Development Agreement”), the Franchise Agreement(s) for each Store in the form attached hereto as Exhibit G and as contemplated in Section 8(h) (the “Franchise Agreement”) and the letter agreement of changes to the Development Agreement and the Franchise Agreement in the form attached hereto as Exhibit K (the “Letter Agreement”).

The agreements and instruments referred to in clauses (iii) through (xiii) above, together with any other documents or instruments executed and delivered pursuant hereto, are referred to herein as the “Ancillary Agreements.”

(b)                                  Further Assurances.  At any time and from time to time, whether before or after the Closing Date, as and when requested by any Party hereto and at such Party’s expense, the other Party or Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

6.                                      Representations and Warranties of Sellers.  Sellers jointly and severally represent and warrant to Buyer that on the date hereof and as of the Closing Date or Fee Property Closing Date, as applicable, except as set forth in the section of the written disclosure schedules delivered on or prior to the date hereof by Sellers (the “Disclosure Schedules”) corresponding to each representation and warranty made hereunder by Sellers (for purposes of this Section 6, the phrase “to the knowledge of Sellers” (or words of similar import) shall mean the actual knowledge of Sellers’ respective executive officers after due inquiry).

(a)                            Organization, Qualification and Corporate Power.  PJUSA and Papa John’s are corporations duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and the State of Delaware, respectively, and each is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary.  Sellers have all requisite corporate power and authority to carry on the business in which it is now engaged and to own, lease and use the properties now owned, leased and used by it.  Sellers’ are not in violation of any provisions of its or their charter documents or bylaws.

(b)                            Authority.  Sellers have all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its or their obligations hereunder and thereunder, including, without limitation, to sell and transfer the Acquired Assets pursuant to this Agreement and the Ancillary Agreements.  The execution and delivery by Sellers of this Agreement and such Ancillary Agreements and the consummation by Sellers of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of Sellers.  This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by Sellers and constitutes or will constitute a valid and binding obligation of Sellers, enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles (including for purposes of such exception those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses).

(c)                            Financial Statements.  Schedule 6(c) of the Disclosure Schedule includes copies of the unaudited statement of income and expenses of the Stores as of and for the 12-month period ended December 26, 2004 and the year-to-date period ended July 24, 2005 (collectively, the “Financial Statements”).  Not less than three (3) days before the Closing Date, Seller shall also deliver the unaudited statements of income for the year-to-date period ended August 21, 2005, which shall be deemed part of the Financial Statements.  The Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles consistently applied throughout the periods to which they relate and fairly present, in all material respects, the combined results of operations of the Business for the periods referred to therein.  Since December 31, 2004, (1) there have not been any material changes in the financial condition, assets (including the Acquired Assets) or the results of operations of the Business that would have a Business Material Adverse Effect (as defined in Section 9(a)(x)) and (2) the Business has been operated in the ordinary course in a manner consistent with past practice.  As of the Closing Date, or as of the Fee Property Closing Date with respect to the Fee Properties, Sellers shall have satisfied all indebtedness and all liabilities related to the

(1) Acquired Assets, and the Business, other than the Assumed Liabilities, and (2) the Fee Properties.

(d)                            Undisclosed Liabilities/Net Assumed Liabilities.  There is no circumstance, condition, event or arrangement that would reasonably be expected to give rise hereafter to any material liabilities of Sellers that would adversely affect the ability of Sellers to convey good, valid, exclusive and marketable title to the Acquired Assets in the manner contemplated in this Agreement or the Fee Properties, except those that may be incurred in the ordinary course of business and which have been disclosed to Buyer.

(e)                            Title to Assets; Suitability of Tangible Property.  Sellers are the sole owner of the Acquired Assets (and the Fee Properties).  All of the representations and warranties set forth in the Cross Option Agreement with respect to the title and condition of the Fee Properties and with respect to environmental matters are incorporated herein by this reference as if they were set forth in full herein.  Sellers have good, valid, exclusive and marketable title to, a valid leasehold interest in or a valid license or right to use, such Acquired Assets, free and clear of all Security Interests.  The tangible Acquired Assets are in good repair and operating condition and are suitable to conduct the operation of the Stores and business related thereto substantially in the same manner in which the Business has been conducted prior to the date hereof and the Closing Date.  Upon consummation of the transactions contemplated hereby, Buyer will have acquired good, valid, exclusive and marketable title to the Acquired Assets free and clear of all Security Interests and upon consummation of the Fee Properties purchase in accordance with the Cross Option Agreement, Buyer will have acquired good, valid, exclusive and marketable title to the Fee Properties free and clear of all Security Interests and Defects of Title (as defined in the Cross Option Agreement).

(f)                                    Leased Real Property.

(1)                                 Schedule 6(f)(1) of the Disclosure Schedules describes the leased real property included in the Acquired Assets (the “Leased Real Property”) and each lease in effect with respect thereto (the “Leases”).  Schedule 6(f)(1) of the Disclosure Schedules lists all of the Leases for the Stores and the information set forth thereon accurately summarizes the terms and conditions currently in effect for all such Leases.  With respect to each of the Leases (a true, complete and accurate copy of which has been provided to Buyer):

(i)                                          it is a valid and binding obligation of Sellers and, to the knowledge of Sellers, each other party to such Lease, enforceable and in full force and effect;

(ii)                                      neither Sellers nor, to the knowledge of Sellers, any other party to the Lease is in breach or default thereof, and to Sellers’ knowledge no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder, and no written claim and, to Sellers’ knowledge, no oral claim has been made by any other party to such Lease alleging that Sellers are in breach of default thereunder;

(iii)                                  Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of such Lease;

(iv)                                     There is no Security Interest, easement, covenant or other restriction applicable to the Leased Real Property subject to such Lease, except for such as have been created by the terms of the Lease and except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy of Sellers of such Leased Real Property;

(v)                                         There are no outstanding or threatened requirements by any insurance company that has issued an insurance policy covering the Leased Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be done on the Leased Real Property;

(vi)                                     To Sellers knowledge, there are no Hazardous Materials (as defined in the Cross Option Agreement) on or under the Leased Real Property and Sellers have not deposited any Hazardous Materials on or under the Leased Real Property nor have Sellers transported to or from the Leased Real Property or used, generated, manufactured, stored or disposed of any Hazardous Materials on or under the Leased Real Property; and

(vii)                                 Sellers have obtained, or will obtain prior to the Closing Date, all material required consents to assign and validly transfer the Leases to Buyer.

As used in this Agreement, “Affiliate” means, with respect to a Party, any legal entity controlling, controlled by or under common control with such Party.  For purposes of this definition, “control” means the legal, beneficial or equitable ownership, directly or indirectly of: at least 50% of the aggregate of all voting interests in such entity or at least 35% of the aggregate of all voting interest of such entity combined with management control of such entity.

(g)                                 Assigned Contracts.  Schedule 6(g) of the Disclosure Schedules lists all of the contracts or agreements (other than the Leases), whether written or oral, to which Sellers are a party or by which it is bound as of the date of this Agreement relating to a Store or to the Business which are being assigned to and assumed by Buyer as part of the Acquired Assets hereunder (the “Assigned Contracts”), and identifies all prepaid deposits under Assigned Contracts, including deposits delivered or held as security or in escrow.  Sellers have made available to Buyer a true, complete and accurate copy of each contract and agreement listed in Schedule 6(g) of the Disclosure Schedules.  The Assigned Contracts are all of the material contracts and agreements that are necessary to operate the Stores and the Business as presently conducted. Each Assigned Contract is a valid and binding obligation of Sellers and, to the knowledge of Sellers, of each other party thereto, in full force and effect.  Neither Sellers nor, to the knowledge of Sellers, any other party to an Assigned Contract is in breach or default and to the knowledge of Sellers no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder.  No written claim and, to the knowledge of Sellers, no oral claim has been made by any other party to any Assigned Contract alleging that Sellers are in breach or default thereunder.  Sellers have no knowledge that any other party intends to terminate or not renew any Assigned Contract.  Schedule 6(g) of the Disclosure Schedules lists each Assigned Contract that cannot be assigned or transferred by Sellers without the prior consent of the other party thereto.  Sellers have obtained, or will obtain prior to the Closing Date, all material required consents to assign and validly transfer the Assigned Contracts to Buyer. Other than as set forth on Schedule 6(g) of the Disclosure Schedules, Sellers do not lease any equipment or others assets located at any of the Stores.

(h)                           Litigation.  Schedule 6(h) of the Disclosure Schedules lists each (a) judgment, order, decree, stipulation or injunction of any third party or Governmental Entity with respect to this Agreement, the Business or any of the Acquired Assets (b) action, suit, claim, legal, administrative, arbitratorial or other proceeding or investigation pending or, the knowledge of Sellers, threatened by any third party or by or before any Governmental Entity relating to (i) this Agreement or the consummation of the transactions contemplated hereby, (ii) the Business or (iii) any of Sellers’ assets or properties relating to the Business, including, without limitation, the Acquired Assets.

(i)                              Legal Compliance.  To the knowledge of Sellers, Sellers are in compliance in all material respects with all laws applicable to the Stores and the Business (including rules and regulations thereunder), including, without limitation, health, environmental and safety, of any federal, state, local or foreign government, or any Governmental Entity, except for such non-compliance as would not have a Business Material Adverse Effect as defined in Section 9(a)(x).  Sellers have not received written notice of any pending and, to the knowledge of Sellers, there is no threatened, action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Stores or the Business alleging any failure to so comply.

(j)                              Brokers’ Fees.  Sellers do not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement that would constitute an Assumed Liability or for which Buyer could become liable or obligated.

(k)                          Noncontravention.  Neither the execution and delivery by Sellers of this Agreement or the Ancillary Agreements to which Sellers will be a party, nor the consummation by Sellers of the transactions contemplated hereby or thereby, will:

(1)                                 conflict with or violate any provision of the charter or bylaws of Sellers;

(2)                                 require on the part of Sellers or any permit, authorization, consent or approval of, any third party or Governmental Entity, except for the consents set forth in Schedule 6(k) of the Disclosure Schedules (the consents so set forth in Schedule 6(k) of the Disclosure Schedules being herein sometimes referred to collectively as the “Third Party Consents”);

(3)                                 conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage, instrument of indebtedness or Security Interest to which Sellers are a party or by which Sellers are bound and which will have a Business Material Adverse Effect, except for the Third Party Consents; or

(4)                                 violate any judgment, order, writ, stipulation, injunction, decree or statute, rule or regulation applicable to Sellers, the Fee Properties or the Acquired Assets.

(l)                                    Tax Returns; Tax Elections. With respect to the Business, the Acquired Assets and the Fee Properties, and except as set forth on Schedule 6(l) of the Disclosure Schedules (regardless if scheduled herein, all Taxes for pre-Closing Date periods (or pre-Fee Property Closing Date periods with respect to the Fee Properties) shall remain a liability of Sellers):

(i)                                    Sellers have prepared, signed and filed all federal, state and other tax returns and reports required to be filed by all applicable laws and regulations (“Tax Returns”) on or before the date hereof and as of the Closing Date (or the Fee Property Closing Date with respect to the Fee Properties), and has timely paid all Taxes or installments thereof, interest, penalties, assessments and deficiencies of every kind and nature whatsoever which were due and owing on such Tax Returns or which were or are otherwise due and owing under all applicable laws and regulations for any periods for which Tax Returns were due, whether or not reflected on such Tax Returns and whether or not relating to the income of Sellers.  All such Tax Returns accurately and correctly reflect the Taxes of Sellers for the periods covered thereby and are complete in all material respects.  All Taxes owed by Sellers, or for which Sellers may be liable (whether or not shown on any Tax return), have been or will be timely paid.  Sellers are not currently the beneficiaries of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where Sellers do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Except as set forth on Schedule 6(l) of the Disclosure Schedules, (A) there are no actions, suits, proceedings or claims now pending against Sellers relating to any Taxes or assessments, or any claims or deficiencies with respect thereto; (B) there are no pending investigations involving, or threatened actions, suits, proceeding or claims against, Sellers with respect to any Taxes or assessments or any claims or deficiencies with respect thereto; and (C) Sellers are not engaging in any discussions with the Internal Revenue Service or other Governmental Entity relating to any Taxes or assessments or any claims or deficiencies with respect thereto.

(ii)                                Sellers have withheld proper and accurate amounts from their employees, independent contractors or other persons in full and complete compliance with the tax withholding provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable federal, foreign, state or local laws, and has filed proper and accurate federal, foreign, state and local returns and reports for all years and periods (and portions thereof) for which any such returns and reports were due with respect to payroll, employee income, income tax withholding, withholding taxes, social security taxes, unemployment taxes and other similar taxes.  All payments due from Sellers on account of employee income tax withholding, withholding taxes, payroll taxes, social security taxes, unemployment taxes or other similar taxes and amounts owed for workers’ compensation in respect of years and periods (and portions thereof) ended on or prior to the Closing Date were timely paid prior to such date or shall be timely paid hereafter by Sellers.

(iii)                            Any liability for Taxes of any nature or kind relating the Stores, the Business, any of the Acquired Assets, the Fee Properties or otherwise required to be paid by Sellers and which are due or payable for periods prior to the Closing Date (or prior to the Fee Property Closing Date, as applicable) have been or shall be paid by Sellers and Buyer shall have no liability with respect to any such Taxes.

(m)                              Insurance. Sellers have self-insured programs, policies of insurance and bonds insuring the Acquired Assets against the risks involved in the conduct of the Business and the ownership of the Acquired Assets which are appropriate as to the types, amounts of coverages and deductibles for a corporation with the revenues and assets of Sellers.  Each such insurance program or policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and Sellers have not received any written notice of cancellation or termination in respect of any such policy and is not in default thereunder in any material respect.  Any claims that occur prior to the Closing Date but that are not reported until post-Closing shall be covered by Sellers’ insurance or by Sellers as an Excluded Liability.

(n)                                 Affiliate Transactions. Except as set forth in the “Offering Circular” (as defined in Section 7(c)) or as contemplated hereby, no officer, director, Affiliate or related party of either Seller or any associate of any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities used in connection with the Business which individually or in the aggregate would have a Business Material Adverse Effect.

(o)                                  Employment Matters.

(i)                                    Sellers have been and are in full compliance with all applicable Laws governing and/or relating to employment of their employees primarily engaged in the Business (the “Business Employees”), including, but not limited to, laws pertaining to wages, hours, collective bargaining agreements, employment discrimination, and payment of withholding and unemployment taxes (collectively, “Employment Laws”).  Sellers have been and are in full compliance with respect to all laws governing and/or relating to association with sales representatives and other independent contractors primarily providing services to the Stores or in connection with the operation of the Business (the “Business Contractors”).  After Closing, Buyer will not be obligated to continue to employ any of the Business Employees, or make any payment or provide any benefits to any such employee on account of services rendered prior to Closing.  After Closing, Purchaser will not be obligated to continue any association or relationship with any of the Business Contractors.

(ii)                                None of the Business Employees is represented by any labor union or similar organization.  Sellers are not a party to or bound by any collective bargaining agreement covering the Business.  No labor union or employee association has been certified or recognized as the collective bargaining representative of any of the Business Employees.  To the knowledge of Sellers, there is no union organizational campaign or representation proceeding underway or threatened with respect to the Business Employees, and there is no existing or, to the knowledge of Sellers, threatened labor strike, work stoppage, slow down, grievance, unfair labor practice charge or labor arbitration proceeding related to or affecting the Business which may interfere with the operations of the Business by Buyer.  There is no existing or, to the knowledge of Sellers, threatened legal action or proceeding against Sellers with respect to the Business or regarding a violation of any Employment Laws by any Business Employee or Business Contractor.

(iii)                            Severance.  The consummation of the transactions contemplated by this Agreement will not result in any of the following with respect to any Business Employee or Business Contractor for which Buyer will be liable:  (a) severance pay; (b) acceleration of the time of payment or vesting of, increase the amount of, or satisfy a condition to the compensation due to any Business Employee or Business Contractor; or (c) result in any similar payment (including parachute payments) except as set forth on Schedule 6(o) of the Disclosure Schedules for which Buyer shall have no obligation.  Sellers have paid or will pay in accordance with its customary payroll practices all pre-Closing Date compensation due to any Business Employees or Business Contractor, including all employee vacation obligations.

(iv)                               WARN.  The transactions contemplated by this Agreement will not require any notice under the Worker Adjustment and Retaining Notification Act.

(v)                                   Resignations.  No Business Employee has provided notice to Sellers of his/her intention to terminate his/her relationship with Sellers prior to the Closing or to decline employment with Buyer if offered.  Sellers have no knowledge of any plan of any such employee to do so.

(vi)                               COBRA.  Contemporaneously with Closing, Sellers shall be obligated to provide, and shall at Closing or promptly thereafter provide, to all Business Employees all benefits accrued through the Closing Date.  Sellers shall also provide all “M&A Qualified Beneficiaries” (as such term is defined by 26 C.F.R. 54.4980B-9, Question 4) timely notice of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) rights (including, but not limited to, a Coverage Election Notice), and shall provide to all such persons all rights under COBRA pursuant to the group health plan(s) that Sellers have in place prior to the Closing Date or may thereafter put in place.  Sellers shall maintain such group health plan(s) following Closing for the full time necessary to provide each such person with full COBRA coverage for the maximum period such coverage would be available to each such Person under COBRA provided Sellers maintain such group health plan(s).  The transactions contemplated under this Agreement shall not subject Buyer to any Liabilities under COBRA with respect to any person employed by Sellers, or any dependent of such person, other than retained employees and their dependents.

(p)                                  Benefit Plans.

(i)                                    Except as listed in Schedule 6(p) of the Disclosure Schedules, neither Sellers, any Affiliate of Sellers nor any trade or business (whether or not incorporated) which is treated as a single employer with Sellers (each, an “ERISA Affiliate”) have ever participated in a multi-employer plan.  Neither Sellers nor any ERISA Affiliate is delinquent in any contributions to any multi-employer plan.

(ii)                                All employee Benefit Plans of Sellers (as defined below) that are intended to be qualified under Section 401(a) of the Code have a current and valid determination letter from the Internal Revenue Service. All Benefit Plans that are intended to be qualified under Section 401(a) of the Code have been timely amended for any subsequent statutory or regulatory changes. Any Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been operated in compliance with its plan documents and, if applicable, the Employee Retirement Income Security Act (“ERISA”) and the Code. Sellers shall be solely responsible for all obligations for any Benefit Plans.  “Benefit Plan” means any plan established by Sellers, or any predecessor or Affiliate of Sellers, existing at the Closing Date or at any time within the five (5) year period prior thereto, to which Sellers contribute or have contributed on behalf of any current or former employee or director, or under which any employee, former employee or director of Sellers or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

(q)                                  Disclosure.    No information in this Agreement, Ancillary Agreement or in any Schedule attached to this Agreement or any Ancillary Agreement, contains any untrue statement of a material fact or, when considered together with all such information delivered to Buyer, omits to state any material fact necessary in order to make the statements made not misleading.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACQUIRED ASSETS, THE STORES, THE BUSINESS, SELLERS OR OTHERWISE, AND HEREBY DISCLAIM ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.                                      Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Sellers as follows:

(a)                                  Organization and Standing of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Buyer has full power and authority to own and lease its property in the conduct of its business.

(b)                                  Authorization; No Violations; Compliance with Law.   Buyer, and all other persons from whom consent is required, have duly approved the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the application of legal principles affecting the availability of equitable remedies.  Buyer is in compliance with all laws, regulations, rules and orders necessary for Buyer’s acquisition of the Acquired Assets.

(c)                                  Disclosure.

(i)                                    Buyer has received, at least ten (10) business days prior to execution of this Agreement, the disclosure document entitled “Papa John’s Franchise Offering Circular” (the “Offering Circular”).  Buyer and its counsel have read and understand the Offering Circular.

(ii)                                Buyer acknowledges that additional working capital may be required to fund operation of the Stores.  Sellers have made no representation to Buyer that the Stores will, or are likely to, earn a gross or net profit or generate positive cash flow at any time.

(iii)                            Buyer understands and agrees that Sellers make no representation or warranty regarding the markets or the profitability of operating Papa John’s restaurants and that no representations have been made by Sellers, or by any of their Affiliates, or their respective officers, directors, shareholders, employees or agents, that are contrary to or inconsistent with the terms of this Agreement, or with the statements made in the Offering Circular, or with the terms of the Franchise Agreement(s).

8.                                      Additional Covenants of the Parties.  The Parties further covenant and agree as follows:

(a)                                  Payment of Taxes.  Sellers shall pay all Taxes, including withholding and other employment taxes applicable to Sellers’ employees, that become due or that accrue before the Closing Date (or prior to the Fee Property Closing Date with respect to the Fee Properties), or that are due for periods prior to the Closing Date (or Fee Property Closing Date) but payable after the Closing Date or Fee Property Closing Date, as applicable.  Sellers shall pay at the Closing (or the Fee Property Closing Date, as applicable) any sales, use, transfer or similar Taxes that may arise out of or result from the transactions consummated pursuant to this Agreement or the Ancillary Agreements.  Buyer shall pay all Taxes arising or accruing with respect to the Acquired Assets or the Fee Properties that are due for periods after the Closing Date or Fee Property Closing Date, as applicable.

(b)                                  Excluded Liabilities.  Sellers shall promptly pay when due all of the Excluded Liabilities.

(c)                                  Assumed Liabilities.  Buyer shall promptly pay when due the Assumed Liabilities.

(d)                                  Assigned Leases.  Sellers shall, together with Buyer’s cooperation and assistance, obtain all required Third Party Consents for the Leases.  Notwithstanding any other provision in this Agreement, in the event one or more landlords under the Leases fails or refuses to execute a Landlord Consent and Estoppel Certificate of the type contemplated in Subsection 5(a)(viii) or such other documents (on terms satisfactory to the Parties) necessary to effect an assignment and assumption of any such Leases on the Closing Date as contemplated herein, then the Closing will proceed and Buyer and the relevant Sellers shall enter into a sublease (if permissible), a management agreement or another mutually satisfactory arrangement permitting Buyer to occupy the premises of each affected Store subject to the relevant Lease and to operate such Store with full responsibility and benefits for Store operations and the Acquired Assets with respect to such Store.  Upon the Closing, and assuming such required Third Party Consent has not been obtained, the relevant Sellers of such Store will hold Buyer harmless with respect to any adverse action by the landlord for such Store under its respective Lease arising out of Sellers’ failure to obtain that required Third Party Consent before permitting Buyer to occupy and use the relevant leased premises, and the Parties agree to continue to pursue such Landlord Consent and Estoppel Certificate or other such documents necessary to effect the assignment of such Lease.  If the remedies contemplated by this Section 8(d) cannot be legally effected, then the remedies available in the last paragraph of Section 1(a) shall apply.

(e)                                  Rent; Expenses.  Sellers represent and warrant that they have paid or will as of the Closing have paid all amounts due under the Leases through the month in which the Closing takes place.   All security deposits shall become the property of Buyer and remain in place.  Buyer shall be responsible for and shall pay all amounts due under each of the Leases following the Closing, including all rents, CAM, taxes and insurance for periods after the Closing Date.  Buyer has arranged, or will promptly arrange, for all utilities servicing the Stores following the Closing that are to be paid directly by the tenant to be billed to Buyer as soon as possible following the Closing.  All utility deposits shall become the property of Buyer and remain in place.  Sellers agree to pay all utility fees and expenses accruing prior to the Closing Date.  If Sellers incur any additional utility expenses for periods on or after the Closing Date, Buyer shall reimburse Sellers within fifteen (15) days after an invoice is submitted for such amounts.  If Buyer pays any amounts for rent or utilities relating to Sellers’ occupancy of the Stores before the Closing Date, Sellers shall reimburse Buyer within fifteen (15) days after an invoice is submitted for such amounts, if not settled at Closing.

(f)                                    Use of Telephone Numbers.  Effective as of the Closing, Sellers hereby grant to Buyer the right to use the telephone and fax numbers of the Stores as set forth in Exhibit A (the “Phone Numbers”).  Sellers agree to execute appropriate forms of Authorization to Transfer Telephone Number with respect to the Phone Numbers and any other telephone numbers servicing the Stores as of the Closing Date, and to take such further actions and execute such additional documents as may be reasonably necessary or required to assist in the moving Phone Numbers and any such other telephone numbers to Buyer.

(g)                                 Development and Franchise Agreements.  At Closing, Papa John’s and Buyer shall enter into a Development Agreement and a Franchise Agreement for each Store. Among other things, the Franchise Agreement shall contain provisions granting Buyer the right and license to (i) operate the Stores under the Papa John’s system and (iii) to all trademarks and service marks necessary to operate the Business.

(h)                                 Accounting Services Agreement:  At Closing, PJUSA and Buyer shall enter into an Accounting Services Agreement, providing for PJUSA to provide Buyer with the identified accounting services for a 12 month period subsequent to Closing for a fee as specified in the Accounting Services Agreement.  After the above 12 month period, Buyer shall offer Sellers the right to match any terms for accounting services received by Buyer from a third party for another 12 month period, but only this one additional 12 month period.  Sellers shall have fifteen (15) days to match the terms of service of such third party after receipt of written notice from Buyer setting forth such proposed terms.  If Sellers fail to match the proposed terms set forth in the notice, or fail to respond within the fifteen (15) day period noted above, Buyer shall have no obligation to utilize Sellers’ accounting services and may retain the third party set forth in its notice.  After the 24 month period subsequent to the Closing Date expires, Buyer shall have no further obligation of any nature to Sellers with respect to accounting services.

(i)                                    Cross Option Agreement.  At Closing, the Parties shall enter into the Cross Option Agreement.

(j)                                    Assignment and Assumption Agreement. At the Closing the Parties shall have entered into the Assignment Agreement and Assumption Agreement.

(k)                                Closing Efforts.  Subject to the terms hereof, each of the Parties shall take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including to: (i) obtain all required Third Party Consents; provided that Sellers hereby acknowledge and agree that it and they have the sole obligation to take all actions and do all things reasonably necessary or advisable to obtain the Third Party Consents to the assignment of the Assigned Contracts (ii) effect all registrations, filings and notices with or to Governmental Entities (the “Governmental Filings”) and (iii) otherwise comply in all material respects with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.  Each of the Parties shall promptly notify each of the other Parties of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(l)                                    Operation of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, Sellers shall (i) conduct the operations of the Business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve the Business intact, (iii) use commercially reasonable efforts to keep available the services of its employees and preserve its relationships with its customers, suppliers and others with whom it deals, and (iv) have in effect and maintain at all times its current policies of insurance. Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date or the Fee Property Closing Date with respect to the Fee Properties, Sellers shall refrain from: (i) other than transfers (including, acquisitions and dispositions of inventory and equipment and nonexclusive licenses of proprietary rights) on commercially reasonable terms in the ordinary course of business, acquiring or disposing of, or incurring any lien on, any Acquired Assets or the Fee Properties; (ii) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Assigned Contract; (iii) engaging with any person in any business combination which directly or indirectly involves the Acquired Assets or the Fee Properties; (iv) engaging in any transaction individually or in the aggregate with other such transactions material to the condition of the Business with any officer, director, Affiliate or associate of Sellers, or any associate of any such officer, director or Affiliate, outside the ordinary course of business other than on an arm’s-length basis; (v) hiring or terminating or increasing the compensation of any management employees or entering into or revising any employment agreements with any employees; (vi) granting requests from any employees for vacation in excess of such employee’s current vacation time or which will occur, in whole or in part, on or after the Closing Date; or (vii) entering into any contract, agreement or arrangement to do or engage in any of the foregoing, except as set forth on
Schedule 6(o) of the Disclosure Schedules.

(m)                        Metropolitan Sports Agreement.    Sellers and Buyer shall cooperate and take commercially reasonable actions to negotiate an extension of the Metropolitan Sports Facility Agreement on terms acceptable to Buyer.

(n)                           Solicitation. Subject to the duties imposed by applicable law, unless this Agreement is terminated as a result of a failure of Buyer to meet a condition precedent or by mutual agreement of the Parties, from the date hereof through the Closing Date, Sellers will not take, nor will it permit any Affiliate of Sellers (or authorize or permit any investment banker, financial advisor, attorney, accountant or other person retained by or acting for or on behalf of Sellers or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Business or permitting access to the Acquired Assets, Fee Properties or Business) any offer or inquiry from any person concerning the direct or indirect acquisition of the Acquired Assets or the Fee Properties other than Buyer or its Affiliates.

(o)                            Intercreditor Agreement. Sellers shall make available to any senior lender of Buyer an Intercreditor Agreement whereby Buyer’s lender shall have the right, in the case of a default by Buyer, to market to an approved franchisee, the collateral as ongoing Papa John’s businesses.  Such agreement shall be conditioned upon Buyer being in compliance with the terms of the Franchise Agreements and current on all amounts owed to Sellers and their Affiliates (or the lender bringing the Stores current and into compliance).

(p)                            Marketing Support.  Sellers, for a period of six (6) months subsequent to the Closing Date, shall provide Buyer with marketing support and services from Papa John’s corporate headquarters and field personnel, which support and services shall include, but not be limited to, reviewing and assisting with marketing plans, direct mail, print and media buying to support Buyer’s marketing efforts at no cost to Buyer.

(q)                            Business License, Permits etc...   Sellers shall provide to Buyer within 30 days of the Closing Date, electronic versions of spreadsheets, which list all the business and operating licenses, health permits and all other licenses, permits, certifications and other approvals from an Governmental Entity that are necessary for PJCOMN to legally operate all of the Stores, with such spreadsheet naming such license, permit and/or certification necessary for each store/restaurant, the name of the Governmental Entity and contact person, if any, and the expiration and/or renewal date, if any, for any such permit, license, certification and other approvals.

9.                                Conditions Precedent to Obligations of Buyer and Sellers to consummate the Closing.

(a)                            Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(i)                                    the representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date and, with respect to the Fee Properties, as of the Fee Property Closing Date;

(ii)                                Sellers shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(iii)                            no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent or challenge the consummation of the transactions contemplated by this Agreement and no judgment, order, writ, stipulation, injunction or decree enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(iv)                               Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (i) through (iii) of this Section 9(a) is satisfied;

(v)                                   Sellers shall have obtained all Third Party Consents and either a Landlord Consent and Estoppel Certificate or another arrangement as provided in 8(d) or as provided in the last paragraph of Section 1(a) for each Lease in a form and substance satisfactory to the Parties and shall have effected all Governmental Filings to be obtained or effected by Sellers;

(vi)                               Sellers shall caused to be conducted, and deliver to Buyer not less than five days prior to the Closing Date, UCC lien search reports evidencing that there are no liens on the Acquired Assets;

(vii)                           the Acquired Assets shall be free and clear of all Security Interests and, as of the Fee Property Closing Date, the Fee Properties shall be free and clear of all Title Defects (as defined in the Cross Option Agreement) and Security Interests;

(viii)                       Buyer shall have received (A) such other customary certificates (such as certificates of good standing of Sellers in its or their jurisdictions of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and (B) a title report with regard to each Fee Property representing that each such Fee Property is free of Security Interests and Title Defects and a certificate of occupancy with regard to each Store authorizing the use thereof as a Papa John’s restaurant; and (C) a Bill of Sale and Assignment conveying title to the Acquired Assets to Buyer; and

(ix)                              there shall not have occurred any change, event or circumstance that, individually or in the aggregate, is materially adverse to the business, financial condition or results of operations of the Business as a whole (other than changes, events or circumstances that are the result of economic factors affecting the local or national economy as a whole or that are the result of factors generally affecting the industry in which the Business competes) (a “Business Material Adverse Effect”).

(b)                                  Conditions to Obligations of Sellers.  The obligation of Sellers to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Sellers) of the following conditions:

(i)                                    the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date;

(ii)                                Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing Date or the Fee Property Closing Date as applicable;

(iii)                            no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, writ, stipulation, injunction or decree enjoining or preventing consummation of the transactions contemplated by this Agreement shall be in effect;

(iv)                               Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified in clauses (i) through (iii) of this Section 9(b) is satisfied; and

(v)                                   Sellers shall have received such other customary certificates (such as a certificate of good standing of Buyer in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

10.                               Other Deliveries and Actions Taken at Closing.

(a)                                  Other Deliveries by Buyer at the Closing.  In addition to those documents referenced in Section 8, at the Closing, Buyer shall also deliver to Sellers the following documents and funds (fully executed where appropriate):

(i)                                    Certified funds or a wire transfer in an amount representing the Closing Date Cash Payment.

11.                               Indemnification and Survival of Representations and Warranties.

(a)                                  Definitions.                                As used in this Agreement, the following terms shall have the following meanings:

“Event of Indemnification” shall mean and include:

with respect to Buyer, (i) the breach by Sellers of any of its or their representations or warranties contained in this Agreement, (ii) the breach by Sellers of any of its or their representations or warranties contained in any Ancillary Agreement, (iii) the failure of Sellers to pay, perform and discharge when due any Excluded Liability, (iv) the non-fulfillment or breach by Sellers of any of its or their covenants and agreements contained in this Agreement or in any Ancillary Agreement, or (v) the failure of Sellers to pay any income, sales, use or other Taxes with respect to the Business attributable to the operation of the Business prior to the Closing Date or the Fee Property Closing Date with respect to the Fee Properties (each, a “Buyer Event of Indemnification”); and

with respect to Sellers, (i) the breach by Buyer of any of its representations or warranties contained in this Agreement, (ii) the breach by Buyer of any of its representations or warranties contained in any Ancillary Agreement, (iii) the failure of Buyer to pay, perform and discharge when due any Assumed Liability, (iv) the non-fulfillment or breach by Buyer of any of its covenants and agreements contained in this Agreement or in any Ancillary Agreement or (v) the failure of Buyer to pay any sales, use or similar Taxes with respect to the Business attributable to the operation of the Business after the Closing Date or the Fee Property Closing Date with respect to the Fee Properties purchased, if any, pursuant to the Cross Option Agreement (each, a “Seller Event of Indemnification”).

“Indemnified Persons shall mean and include:

with respect to a Buyer Event of Indemnification, Buyer and its Affiliates, successors and permitted assigns, and the respective officers and directors of each of the foregoing (collectively, “Buyer Indemnified Persons”); or

with respect to a Seller Event of Indemnification, each Seller and its and their respective Affiliates, successors and permitted assigns, and the respective officers and directors of each of the foregoing (collectively, “Seller Indemnified Persons”).

Indemnifying Persons shall mean and include:

with respect to a Buyer Event of Indemnification, each Seller, jointly and severally, and each of their respective successors and assigns (the “Seller Indemnifying Parties”); or

with respect to a Seller Event of Indemnification, Buyer and each of its successors and assigns (the “Buyer Indemnifying Parties”).

“Losses” shall mean any and all losses, demands, actions or causes of action, suits, proceedings, investigations, arbitrations, claims, assessments, shortages, damages, liabilities (contingent or otherwise), payments, obligations, expenses (including reasonable attorneys’ and accountants’ fees), assessments sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification under this Section 11; provided, that Losses shall not include any special, incidental or consequential damages or other similar relief (including without limitation, lost profits).

(b)                                  Indemnification Generally.  Subject to the limitations provided below, the Indemnifying Persons shall indemnify and hold harmless the Indemnified Persons from and against any and all Losses with respect to, arising out of or in connection with any Event of Indemnification.

(c)                                  Assertion of Claims.  No claim shall be brought under this Section 11 unless the Indemnified Persons, or any of them, in the case of a misrepresentation or breach of warranty only at any time prior to the applicable Survival Date (as herein defined), give the appropriate Indemnifying Persons (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (b) written notice of any Third Party Claim (as defined below), the existence of which might give rise to such a claim; provided, that the failure so to provide either such notice will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement.  Upon the giving of such written notice as aforesaid in the case of a misrepresentation or breach of warranty only, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings for the enforcement of its or their rights under this Section 11.

(d)                                  Notice and Defense of Third Party Claims.  Losses for which indemnification may be sought hereunder resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(i)                                    The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim that might give rise to such Losses by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known.  Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim.  The Indemnifying Party shall have 15 business days to respond in writing if it desires to assume the defense of such claim.  Notwithstanding the foregoing, the failure to provide notice of a Third Party Claim as aforesaid will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement.

(ii)                                In the event the Indemnifying Party elects to assume the defense of a Third Party Claim, it shall have the right to prosecute or settle such claim on terms it deems reasonable so long as such action shall not materially and adversely affect the business or assets of the Indemnified Party.  Any settlement shall include a release by the third party claimant(s) of any and all liability of the Indemnified Party for such claim(s) and shall not include injunctive relief against the Indemnified Party without its consent.  The Indemnified Party shall cooperate with the Indemnifying Party in the contest, defense or settlement of a claim so long as such is being pursued in good faith.

(iii)                            In the event the Indemnifying Party fails or elects not to assume the defense of a Third Party Claim, the Indemnified Persons may defend that Third Party Claims with counsel of their own choosing, at the sole cost and expense of the Indemnifying Parties, and shall act reasonably and in accordance with their good faith business judgment in handling such Third Party Claims.

(iv)                               The Indemnifying Persons, on the one hand, and the Indemnified Persons, on the other hand, shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

(e)                                  Survival of Representations and Warranties.   Subject to the further provisions of this Section 11, the representations and warranties of Buyer contained in this Agreement and any Ancillary Agreements and the representations and warranties of Sellers in this Agreement and any Ancillary Agreements shall be deemed to have been made on the date of this Agreement and on the Closing Date or the Fee Property Closing Date, as applicable, and shall survive the Closing for a period of one year after the Closing Date or the Fee Property Closing Date as applicable; provided that the representations and warranties in Section 6(a), 6(b), 6(e), 6(l) and the representations and warranties with respect to title to the Fee Properties set forth in the Cross Option Agreement and environmental matters set forth in the Cross Option Agreement shall survive the Closing (or the Fee Property Closing Date) for the applicable statute of limitations.

(f)                                    Characterization of Payments.  Any payments made pursuant to this Section 11 shall be treated for all Tax purposes as adjustments to the Purchase Price and no Party or any of its Affiliates shall take any position on a Tax Return or in any proceeding with any taxing authority contrary to such treatment, unless otherwise required by law.

(g)                                 Limitations.  Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement:

(i)                                    no Buyer or Seller Indemnified Person shall be entitled to assert a claim under this Section 11 for or in respect of any Buyer or Seller Events of Indemnification or any Losses associated therewith to the extent such Losses are recovered by that Buyer or Seller Indemnified Person under any policy of insurance then in effect:

(A)                               to the extent such Losses are recovered by that Buyer or Seller Indemnified Person under any policy of insurance then in effect; or

(B)                               until such time as the aggregate of all Losses that have been incurred by all Buyer or Seller Indemnified Persons, collectively, on account of all Buyer or Seller Events of Indemnification has exceeded $25,000 (the “Basket”), and then only to the extent of the Losses in excess of the Basket; or

(C)                               in excess of $5,000,000 in the aggregate with respect to all such claims collectively (the “Cap”).

(D)                               notwithstanding paragraphs (B) and (C) above, the Cap shall not apply to any Losses incurred by a Buyer Indemnified Party arising from or relating to (i) any Excluded Liability, (ii) a failure by Sellers to pay any Taxes due and required to be paid by Sellers in accordance with this Agreement, (iii) any claim for a breach by Sellers’ of any of its or their representations and warranties in Section 6(l), (iv) any shortages in the amount of Till Cash or inventory to be in the Stores at Closing, or (v) Sellers’ fraud.

(ii)                                the provisions of this Section 11 shall be the relevant Parties’ sole and exclusive remedy for a breach or default by any other Party of any of its respective representations, warranties, covenants or agreements set forth in this Agreement or any Ancillary Agreement.

12.                               Counterparts and Facsimile Signature.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

13.                               Notices.  All notices, requests, consents, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of personal delivery or (b) three days after the date of deposit in the United States Mail, postage prepaid, by certified mail, return receipt requested, or (c) one day after the date of delivery to an internationally recognized overnight courier service, in each case addressed as follows or to such other person or address as either Party shall designate by notice to the other Parties in accordance herewith:

If to Sellers:	via U.S. Mail
Papa John’s USA, Inc. or
Papa John’s International, Inc.
P.O. Box 99900
Louisville, KY 40269-0900
Attn: General Counsel

via Courier
Papa John’s International, Inc.
2002 Papa John’s Boulevard
Louisville, KY 40299
Attn: General Counsel

If to Buyer:	c/o Milestone Capital Management I, LLC
1775 Eye Street, NW
8th Floor
Washington, DC 20006
Attn: Murry N. Gunty
Facsimile: (202) 367-3001

With a copy to:	Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Attn: Douglas C. Boggs
Facsimile: (202) 457-6315

14.                               Entire Agreement.  As used herein, the term “Agreement” shall mean this Assets Purchase Agreement, and the Exhibits hereto and the Schedules delivered in connection herewith.    This Agreement and the Ancillary Agreements and the Confidentiality Agreement previously executed by principals of Buyer embody the entire agreement and understanding of the Parties hereto with respect to the subject matter herein contained, and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof.  No representation, promise, inducement or statement of intention has been made by any Party which has not been embodied in this Agreement or in the Ancillary Agreements, and no Party shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention not so set forth.  This Agreement may be amended, modified, superseded, or canceled only by a written instrument signed by all of the Parties hereto, and any of the terms, provisions, and conditions hereof may be waived, only by a written instrument signed by the waiving Party.  Failure of any Party at any time or times to require performance of any provision hereof shall not be considered to be a waiver of any succeeding breach of such provision by any Party.

15.                               Captions.  The captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any provision hereof.

16.                               Expenses.  The Parties hereto shall each bear their own costs and expenses incurred in connection with the transactions described herein, including, without limitation, the fees and expenses of their legal counsel and accountants, and no such fees or expenses shall be charged to or paid on behalf of any Party hereto. Provided however, each Party shall equally share the cost of title insurance issued for the Fee Properties in connection with the transactions contemplated by the Cross Option Agreement.

17.                               Exhibits; Schedules.  All Exhibits (including the representations and warranties contained in the Cross Option Agreement) and the Schedules to this Agreement shall be deemed to be incorporated herein by reference and made a part hereof as if set out in full herein.

18.                               Severability of Provisions.  If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and be enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the Parties’ essential objectives as expressed herein.

19.                               Number; Gender.  Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others.

20.                               Governing Law; Venue.  This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Kentucky, without giving effect to Kentucky’s conflicts of laws principles.  The proper venue for all matters litigated under this Agreement shall be in the courts of Jefferson County, Kentucky.

21.                               Binding Effect.  Neither Buyer nor Sellers may assign their respective rights or obligations under this Agreement without the prior written consent of the other Party.  Notwithstanding the foregoing, Sellers acknowledge and agree that Buyer may assign its rights to purchase the Acquired Assets and its obligations under this Agreement to one or more majority owned subsidiaries of Buyer or any of its Affiliates or to any lender as security for borrowings pursuant to a written agreement. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.  Any such assignment shall not release Buyer from its obligations under this Agreement or the Ancillary Agreements.  All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto, and their respective heirs, personal representatives, successors and permitted assigns.

22.                               Access to Information.  From and after the Closing, Buyer shall afford Sellers reasonable access to all books and records, at reasonable times and on reasonable notice, relating to the Acquired Assets as shall be necessary for Sellers’ preparation of any Federal, State or local tax returns relevant to the Business for any periods prior to the Closing.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above, but actually on the dates set forth below their respective signatures.

PJUSA:	PAPA JOHN’S USA, INC.
(Federal EIN 61-1193912)

	By:	/s/ Michael R. Cortino
Michael R. Cortino
	Title:	Senior Vice President, Operations

Papa John’s:	PAPA JOHN’S INTERNATIONAL, INC.
(Federal EIN 61-1203323)

	By:	/s/ J. David Flanery
J. David Flanery
	Title:	Chief Financial Officer

Buyer:	PJCOMN ACQUISITION CORPORATION
(Federal EIN 20-3223709)

	By:	/s/ Murry N. Gunty
Murry N. Gunty
	Title:	Chairman of the Board

ASSETS PURCHASE AGREEMENT

EXHIBITS

Exhibit	Description

A	Stores (including phone numbers)

B	Fee Properties

C	Contingent Store Agreement

D	Bill of Sale and Assignment

E	Form of Assignment, Consent and Estoppel

F	Form of Development Agreement

G	Form of Franchise Agreement

H	Accounting Services Agreement

I	Cross Option Agreement

J	Assignment and Assumption Agreement

K	Letter Agreement

The schedules referenced in this document and the exhibits listed on the previous page were omitted from this filing. The material terms of the agreement are included within the document filed.